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                                                                   Exhibit 10.2


                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT ("Agreement") is entered into this date by and between Christian Misvaer (hereinafter referred to as "Misvaer") and Intelligroup, Inc. ("Intelligroup") (collectively "Parties").

         WHEREAS Misvaer, the General Counsel and Corporate Secretary of Intelligroup, and Intelligroup had previously executed an employment agreement setting forth certain rights and obligations of the Parties relating to a potential severance of the employment relationship between Misvaer and Intelligroup; and

         WHEREAS the Parties wish to resolve all matters relating to the employment agreement and the resignation of Misvaer in an amicable fashion; and

         WHEREAS in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, the Parties mutually agree as follows:

         1. Misvaer shall, by execution of this Agreement, resign in good standing his employment with Intelligroup effective 01 July 2005 ("Resignation Date"), and he will be paid at his regular salary and benefits through such date. Intelligroup agrees to reimburse Misvaer in full for all reasonable business expenses incurred on or before the Resignation Date, in accordance with Intelligroup's normal practices and policies for such reimbursements. Intelligroup may issue such SEC filings or other public announcements as it deems necessary announcing that Misvaer has resigned his employment, subject to Misvaer's prior review and reasonable comment.

         2. Intelligroup and Pontus, Inc., a company of which Misvaer is a principal, shall enter into a separate Independent Contractor Agreement to provide transition services to Intelligroup ("Contractor Agreement").

         3. At the time of payment of Misvaer's final paycheck for the period ending with the Resignation Date, Intelligroup will separately issue a lump sum payment representing the amount of any accrued, unused vacation time, less applicable state and federal payroll taxes. All unvested options as of July 1, 2005 shall be cancelled and as a result shall return to the Company's option pool.

         4. Misvaer acknowledges that it was explained upon the Resignation Date that Misvaer is a Section 16 Reporting Officer of Intelligroup and that certain duties in this regard may survive the resignation of his employment with Intelligroup. Misvaer understands and is aware that he alone is responsible for determining whether or not he is in compliance with all insider trading law and regulation relating to the trading of Intelligroup stock and is advised to consult with his personal attorney in this regard; provided that Misvaer shall continue to comply with the Company's policies regarding insider trading and compliance with securities laws during the Transition Period. If necessary and to the extent allowed by operation of law, Intelligroup further agrees to prepare and file all necessary reporting of such transactions on behalf of Misvaer as may be required by the Securities and Exchange Commission ("SEC"), including but not limited to forms 4 and 5, for any transactions involving Intelligroup stock, provided that Misvaer provides the appropriate information required for such filings in a timely fashion.

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         5. Misvaer and Intelligroup, for and in consideration of certain benefits set forth in this Agreement, hereby irrevocably and unconditionally release and forever discharge all claims, cause(s) of action, and suit(s), either party had or may have against the other, known or unknown, including, without limitation, any claims that may or have arisen out of any agreements between Misvaer and Intelligroup, Misvaer's employment with and separation from Intelligroup, any claims for breach of contract or claims under the New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, any state or federal anti-discrimination or anti-retaliation statute and any and all other claims, known or unknown through the date of this Agreement. The only claims excluded from the foregoing include any claims relating to crimes, enforcement of the terms of this Agreement or as otherwise provided in this Agreement.

         6. All rights and obligations contained with the Employment Agreement, Indemnification Agreement and Standard Employee Terms entered into between Misvaer and Intelligroup, dated March 25, 2004, shall remain in full force and effect to the extent any such terms and conditions expressly survive resignation of employment including, without limitation, the indemnification provisions of such agreement and the nonsolicitation terms, which 12 month term shall commence upon the date of this Agreement.

         7. The Parties agree that any requests for references for Misvaer will only be directed to the VP of Human Resources of Intelligroup. Intelligroup agrees that in response to such reference requests, favorable or neutral references will be provided.

         8. It is understood and agreed that nothing in this Agreement constitutes an admission by either party of any type of wrongdoing or liability.

         9. Misvaer represents that he will in no way disparage Intelligroup including, without limitation, its management and its Board, or make or solicit any comments, statements, or the like to any customers, partners, shareholders, media or others that may be considered derogatory or detrimental to the good name and business reputation of Intelligroup or any of the foregoing parties. Misvaer retains the rights, so long as he is a shareholder of Intelligroup, to exercise the same rights as any other Intelligroup shareholder. Misvaer's name shall be removed from Intelligroup's website in all respects, except as included in any posted SEC filings.

         10. This Agreement shall also serve as formal notice of Misvaer's resignation from the Board of Directors of Intelligroup subsidiaries or any other officer roles for such subsidiaries which Misvaer may hold (collectively "Roles") including, without limitation, Intelligroup Europe, Intelligroup Nordic, and Empower, Inc. Intelligroup agrees to promptly take whatever steps are necessary to remove Misvaer from such Roles and, in any event, will so accomplish no later than July 31, 2005. Intelligroup will further indemnify Misvaer relating to such events and any other related issues to the fullest extent permitted by law, and will advance expenses to Misvaer for the purpose of defending against any claim arising out of Misvaer's continued possession of any such Roles, provided that Misvaer agrees to reimburse the Company for any amounts so advanced if it is finally judicially determined that Misvaer is not entitled to indemnification with respect to the claim or claims to which such advances related.


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         11. The Parties represent and acknowledge that they have had a reasonable amount of time to consider this Agreement, and that in executing this Agreement rely entirely upon their own judgment, beliefs and interests and the advice of their counsel, and they do not rely and have not relied upon any representation or statement made by the other party, or by any agents, representatives or attorneys of the other party, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this Agreement. The parties specifically acknowledge that all releases contained herein are knowing and voluntary.

         12. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, predecessors, successors and assigns.

         13. This Agreement is made under the laws of the State of New Jersey and shall be governed by and construed in accordance with such laws. Exclusive jurisdiction over any action arising under this Agreement shall be held by the courts sitting in the State of New Jersey.

         14. Should any provisions of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

         15. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

         16. Any breach of this Agreement or a breach of the Contractor Agreement shall operate to declare the entire Agreement null and void including, without limitation, the releases made by the Parties herein.

         IN WITNESS WHEREOF, the parties, intending to be legally bound and representing that they have the legal authority to execute this agreement, have signed and dated this agreement.


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                                            INTELLIGROUP, INC.

Dated: June 29, 2005                        /s/ Vikram Gulati
                                            ----------------------------------
                                            By: Vikram Gulati
                                            Title: President and CEO


Dated  June 29, 2005                       /s/ Christian Misvaer
                                           -----------------------------------
                                           Christian Misvaer